Exhibit 4.3

INTREPID AVIATION GROUP HOLDINGS, LLC,

INTREPID FINANCE CO.,

as Issuers,

and

Wilmington Trust, National Association,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 6, 2014

to

INDENTURE

Dated as of January 29, 2014

AMENDMENT TO THE INDENTURE

RELATING TO 6.875% SENIOR NOTES DUE 2019

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 6, 2014 (the “Effective Date”), is between Intrepid Aviation Group Holdings, LLC, a Delaware limited liability company (the “Company”), Intrepid Finance Co., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”) and Wilmington Trust, National Association, as trustee (the “Trustee”) and amends and supplements the Base Indenture referred to below.

RECITALS

WHEREAS, the Issuers have executed and delivered to the Trustee an Indenture, dated as of January 29, 2014 (the “Base Indenture”, as amended by, and together with, this First Supplemental Indenture, the “Indenture”), pursuant to which the Issuers have duly issued its 6.875% Senior Notes due 2019 in the aggregate principal amount of $300,000,000, of which $300,000,000 in aggregate principal amount are outstanding as of the Effective Date (the “Notes”);

WHEREAS, pursuant to Sections 9.01(a)(1) of the Base Indenture, a supplemental indenture may be entered into by the Issuers and the Trustee without the consent of any Holder (as defined in the Base Indenture) to (i) cure any ambiguity, omission, defect or inconsistency and (ii) make any change that does not adversely affect the legal rights hereunder of any Holder;

WHEREAS, the Issuers have authorized the execution and delivery of this First Supplemental Indenture to cure an inconsistency and defect in the definition of “Applicable Premium” in the Base Indenture;

WHEREAS, the amendments contained herein do not adversely affect the legal rights of any Holder;

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the parties hereto, and all conditions and requirements necessary to make this First Supplemental Indenture a valid and binding agreement of the Issuers enforceable in accordance with its terms have been duly performed and complied with; and

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have hereby agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1     Relation to Base Indenture.

Unless otherwise stated herein, the terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Issuers and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling with respect to the Existing Notes; provided that, the provisions of Article II of this Supplemental Indenture shall amend and supplement the Base Indenture and shall govern all Notes issued under the Base Indenture.

The Trustee accepts the amendment of the Base Indenture effected by this First Supplemental Indenture, but only upon the terms and conditions set forth in this First Supplemental Indenture. The Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers, or for or with respect to (1) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Issuers, (3) the due execution hereof by the Issuers or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 1.2     Generally.

The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

Section 1.3     Definition of Certain Terms.

Capitalized terms used herein and not otherwise defined herein or amended in Article II hereof shall have the respective meanings ascribed thereto in the Base Indenture.

ARTICLE II

AMENDMENT TO THE BASE INDENTURE

Section 2.1     Amendment to the Definitions.

(a) The definition of “Applicable Premium” set forth within the Base Indenture is hereby deleted in its entirety and replaced with the following:

“Applicable Premium” means, with respect to a Note on any date of redemption as calculated by the Issuers, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note at February 15, 2016 (such redemption price being set forth in the table appearing in Section 3.07(d)) plus (ii) all required interest payments due on such Note through February 15, 2016 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal of such Note.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1     Headings.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.2     Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.3     Severability.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.4     Successors and Assigns.

All agreements of the Company in this First Supplemental Indenture will bind its successors. All agreements of the Trustee in this First Supplemental Indenture will bind its successors. In case any provision in this First Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 3.5     Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

SIGNATURES

Dated as of August , 2014

INTREPID AVIATION GROUP HOLDINGS, LLC

By:
Name:
Title:

INTREPID FINANCE CO.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

[SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE]